Exhibit 99.1
For further information
Contact: Tom Ryan
(651) 355-4582
Tom.Ryan@chsinc.com

CHS Inc. Owners Elect Five Board Members During Annual Meeting
Proposed amendments passed by CHS owners

ST. PAUL, Minn., Dec. 7, 2021 – CHS Inc. (NASDAQ: CHSCP) owners elected five board members to three-year terms during the cooperative’s 2021 annual meeting held Dec. 2 and 3 in Minneapolis, Minnesota. CHS Inc. is the nation’s largest cooperative and a leading global agribusiness company owned by farmers, ranchers and cooperatives across the United States.

Reelected to three-year terms were:
•David Beckman, who raises irrigated corn and soybeans and operates a custom hog-feeding operation near Elgin, Neb., representing Region 8 (Nebraska, Kansas, Colorado, New Mexico, Oklahoma, Texas)
•David Johnsrud, who farms with his brother and nephew near Starbuck, Minn., representing Region 1 (Minnesota)
•David Kayser, who raises corn, soybeans and hay and operates a cow-calf and feeder-calf business near Alexandria, S.D., representing Region 4 (South Dakota)
•Steve Fritel, who raises cash grain, including spring wheat, barley, soybeans, edible beans, corn and canola on his family farm near Rugby, N.D., representing Region 3 (North Dakota)
•Russ Kehl, who raises a variety of crops and owns a cow-calf herd, a dry bean processing facility, a custom farming business and a trucking and logistics company in Quincy, Wash., representing Region 6 (Washington, Oregon, Idaho, Utah, Arizona, California, Hawaii, Nevada, Alaska)

The following CHS Board members were elected to one-year officer terms:
•Dan Schurr, LeClaire, Iowa, reelected chair
•C.J. Blew, Castleton, Kan., reelected first vice chair
•Jon Erickson, Minot, N.D., reelected second vice chair
•Russ Kehl, Quincy, Wash., reelected secretary-treasurer
•Alan Holm, Sleepy Eye, Minn., elected assistant secretary-treasurer

Amendments passed
CHS owners voted to approve amendments to the CHS Articles of Incorporation and CHS Bylaws. The amendments remove obsolete language and confirm the option of employing the practice of voting electronically for CHS annual meetings and special meetings.

CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, agronomy, grains and foods, CHS is committed to creating connections to empower agriculture, helping its farmer-owners, customers and other stakeholders grow their businesses through its domestic and global operations. CHS supplies energy, crop nutrients, seed, crop protection products, grain marketing services, production and agricultural services, animal nutrition products, foods and food ingredients, and risk management services. The company operates petroleum refineries and pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.